Exhibit 99.1

For Immediate Release

Thursday, July 19, 2007

K-tel International, Inc. Completes Its “Going Private” Transaction

PLYMOUTH, MINNESOTA – July 19, 2007 – K-tel International, Inc. (Pink Sheets: KTEL) (the “Company”) announced today that it has finalized its going private transaction, which was effected through a reverse split of the Company’s common stock.  Under the terms of the reverse split, each 5,000 shares of the Company’s common stock was converted into one share of common stock and owners of fewer than 5,000 shares of common stock on July 17, 2007 will receive cash of $.095 per pre-split share.  Immediately following the reverse split, the Company effected a 5,000-for-1 forward split, so that the number of shares held by each owner of at least 5,000 shares of common stock prior to the reverse split is unchanged following the forward split.  Because the reverse split and payment of cash for fractional shares reduced the number of shareholders of record of the Company below 300, on July 19, 2007, the Company filed a Form 15 with the Securities and Exchange Commission terminating its filing obligations under the Securities and Exchange Act of 1934.  Also on July 19, 2007, the Company filed a final post-closing amendment to its Schedule 13E-3 reporting the results of the going private transaction.

About K-tel International, Inc.

K-tel licenses its music catalog internationally and markets entertainment products mainly derived from its catalog through retail and direct response marketing channels in the United States and Europe.

Contact Information:

K-tel International, Inc.

Kathy Smith:  (763) 268-0227

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and are subject to the safe harbors created thereby. The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. For further details and a discussion of these risks and uncertainties, see the Company’s filings under the Exchange Act, including its most recent Form 10-K for the fiscal year ended June 30, 2006. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.